Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Form S-3 No. 333-277167 of Elme Communities,
(2)Form S-3 No. 333-277168 of Elme Communities, and
(3)Form S-8 No. 333-211418 pertaining to the 2016 Omnibus Incentive Plan of Washington Real Estate Investment Trust (now known as Elme Communities), and
(4)Form S-8 No. 333-279832 pertaining to the Elme Communities 2016 Omnibus Incentive Plan (as amended and restated effective as of May 30, 2024);

of our reports dated February 27, 2026, with respect to the consolidated financial statements of Elme Communities and Subsidiaries and the effectiveness of internal control over financial reporting of Elme Communities and Subsidiaries included in this Annual Report (Form 10-K) of Elme Communities Company for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Tysons, Virginia
February 27, 2026